Exhibit 99.1

Gondwana to Purchase FinMetal Mining OY

Helsinki, Finland (November 3, 2006) – Gondwana Energy Ltd. (GNWA.OB) is pleased to announce that on November 2nd it executed an agreement to purchase, from Mr. Peter Lofberg of Tampere Finland, 100 percent of the issued and outstanding ordinary shares of FinMetal Mining Oy, a company organized pursuant to the corporate laws of Finland.

FinMetal Mining OY owns the option to acquire a 100% interest in 4 different mineral properties known as Petrovaara, Poskijärvi-Kokka, Rautavaara and Tainiovaara along with all existing property data. The option payments are for a total of 1,000,000 euros for each property over a period of 4 years. Currently, one euro equals approximately 1.28 US Dollars. The option payments are to be paid annually at the beginning of each year as follows: 1st year 100,000 euros, 2nd year 100,000 euros, 3rd year 300,000 euros and 4th year 500,000 euros for a total of 1,000,000 euros per property, a total of 4 million euros if all 4 properties are acquired fully. Also, FinMetal must satisfy a work commitment of 1,000,000 euros on each property of which 25% must be conducted annually. All properties are subject to a 2% NSR.

FinMetal Mining’s option covers the following advanced mineral properties in Finland.

Petrovaara – a Cu-Au property with strong till geochem anomaly. Past exploration suggests possible Outokumpu-type mineralization along major 2-km long SW-NE trending structures.

Poskijarvi – Kokka - Potential for low-grade high-tonnage Talvivaara-type nickel deposit. Located at the south end of the Talvivaara Nickel Belt along a 25 km long geophysical anomaly.

Rautavaara – Located in the Talvivaara Belt, Rautavaara is a Talvivaara-type Ni-Cu-Zn deposit, situated along a 10-km long NW-SE trending geophysical anomaly.

Tainiovaara – a ‘Kambalda-type’ komatiitic high-grade Ni deposit situated on NW-SE trending magnetic anomaly.

The shares of FinMetal Mining OY will be acquired for a total purchase price of €200,000 (Euros) payable on or before the 30th of November, 2006 and the issuance of 1 million shares of common stock of Gondwana. The closing of the purchase is to take place on the 30th day of November, 2006.

The Company has also agreed to appoint Mr. Peter Löfberg to its board of directors and as our President and CEO commencing at the time of Closing. The Company also intends to change its name to more accurately reflect its new direction.

“I am extremely optimistic about the potential of FinMetal’s gold, copper and nickel projects. Volatile markets demand that management embrace an approach to commodity selection, regional selection and ultimately, project specific selections which can position the company to prosper in any likely economic scenario. Today’s announcement is the only the beginning of what we believe will be a very exciting future for shareholders,” stated Daniel Hunter, the company’s Chairman and CEO.

Mr. Hunter continues by saying, “Finland, a member of the EU, is a revitalized mineral-rich country that has historically been a top producer of copper and nickel and is now being compared to Canada’s famous Canadian shield which has birthed numerous precious and base metals mines. Similar to Canada, Finland welcomes foreign participation in the development of their highly promising mining sector and shareholders are subsequently able to reap the potential rewards for the risks they accept. Additional major mining companies like Inco, Anglo American and Goldfields all recognize the favorable political climate and vast geological promise Finland has to offer. We consider ourselves fortunate to have successfully negotiated this transaction with FinMetal Mining OY and to have the opportunity to be part of Finland’s dynamic success.

On Behalf of the Board:

Daniel Hunter

Gondwana Energy Ltd.

Suite 700, One Executive Place

1816 Crowchild Trail N.W.

Calgary, AB, Canada T2M 3Y7

B: 403-313-8985

F: 403-220-1389

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Gondwana Energy Ltd.’s management and reflect Gondwana Energy Ltd.’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words “estimate, “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “can,” the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Gondwana Energy Ltd. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.